EXHIBIT 5.1

                                                                   June 5, 1996

NAL Financial Group Inc.
500 Cypress Creek Road, Suite 590
Fort Lauderdale, FL  33309




     Re: The Corporation's Registration Statement on Form S-3



Gentlemen:

     We have participated in the preparation of the Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission by NAL Financial Group Inc. (the "Corporation") for the purpose of registering for resale under the Securities Act of 1933, as amended, 685,215 Shares of Common Stock of the Corporation, $.15 par value, ("Common Stock") which consists of 288,750 Shares of Common Stock previously issued by the Company, including 60,000 Shares of Common Stock being offered by an executive officer, 289,840 Shares of Common Stock issuable upon the conversion of an outstanding class of 9% convertible debentures ("Debentures"), and 106,625 Shares of Common Stock issuable upon the exercise of Common Stock Purchase Warrants ("Warrants") issued by the Company in conjunction with the Debentures. The Shares of Common Stock, Debentures and Warrants were previously issued by the Company in private placement transactions.

     As counsel to the Corporation, we have examined such corporate records, certificates and other documents as we considered to be relevant and necessary to express the opinion hereinafter set forth. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us, the conformity to original documents of all documents submitted to us as certified or photostat copies, and the authenticity of the originals of such latter documents.

     We are admitted to the Bar of the Commonwealth of Pennsylvania and express no opinion as to the laws of any other jurisdiction, except Delaware corporate law.

     On the basis of the foregoing and of our consideration of such other legal and factual matters as we have deemed appropriate, we are of the opinion that the 288,750 Shares of Common Stock previously issued by the Company, 289,840 Shares of Common Stock issuable upon the conversion of the Debentures, and 106,625 Shares of Common Stock issuable upon the exercise of the Warrants issued by the Company, covered by the Registration Statement, have been duly authorized and, when the Warrants are exercised and upon the conversion of the Debentures, will be validly issued, fully paid and non-assessable, assuming that the applicable exercise price or conversion price is paid with respect to each share of Common Stock prior to the exercise of such Warrants, and conversion of such Debentures, and full compliance with the terms of the Warrants and Debentures is otherwise made.

     This opinion is being delivered to you in compliance with Item 601(b)(5)(i) of Regulation S-K of the Securities Act of 1933, as amended. This firm consents to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement.


                                  Very truly yours,

                                  BUCHANAN INGERSOLL PROFESSIONAL CORPORATION


                                  BY: /s/ Stephen M. Cohen
                                      --------------------------
                                           Stephen M. Cohen